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                                                                 Exhibit (d)3.11


                               LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA 02105

Dear Sirs:

Pursuant to Section 10 of the Yield Calculation Services Agreement of Frank Russell Investment Company ("FRIC"), dated August 2, 1988, FRIC advises you that it is creating two new funds to be named Select Growth Fund and Select Value Fund (each, a "Fund"), each of which will consist of Class C Shares, Class E Shares, Class I Shares, Class S Shares and Class Y Shares (each, a "Class") and is creating a new Class E of the Tax-Managed Global Equity Fund. FRIC desires for State Street Bank and Trust Company to compute the performance results of each Class of each Fund and Class E of the Tax-Managed Global Equity Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement.

Please indicate your acceptance to amend the Yield Calculation Services Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:____________________________
   Gregory J. Lyons
   Assistant Secretary


Accepted this _____ day of __________________, 2000.


STATE STREET BANK AND TRUST COMPANY


By:____________________________
Its:___________________________